Exhibit 10.6

August 11, 2000

Douglas A. Melton, Ph.D.

Department of Molecular and Cellular Biology

Harvard University

Howard Hughes Medical Institute

7 Divinity Avenue

Cambridge, Massachusetts 02138

Dear Doug,

On behalf of Curis, Inc., I would like to extent two important invitations:

I.	Member, Board of Directors

First, I would like to invite to you to become a member of Curis’ Board of Directors. It would be a privilege and a pleasure to have you join our professional panel. Your tenure and experience would certainly be a valuable contribution to the organization.

As a member of Curis’ Board, you would receive cash payments in the amount of an annual retainer of $10,000, as well as $1,000 for each board of directors meeting attended in person, and $500 for board meetings held by telephone conference call.

You would also be eligible to participate in Curis’ 2000 Director Stock Option Plan. Under this plan, you would receive an initial grant of stock options to purchase 25,000 shares of common stock, which will be fully vested at the end of four years; and each year you will receive a grant of options to purchase 5,000 shares of stock.

II.	Chairman, Scientific Advisory Board

I would also like to extend an invitation for you to become the Chairman of the Scientific Advisory Board. As our chairman, I am certain we would all benefit from your strong intellectual and scientific leadership.

In this position, you would receive cash payments in the amount of an annual retainer of $75,000. You would also be eligible to receive options to purchase an additional 25,000 shares of common stock.

We are very excited about the future of Curis. As a member of our Boards, you would be joining us to make key decisions and plans that will help shape the direction and future of the company – and, perhaps, the industry.

Please contact my office at your earliest convenience to schedule a time to discuss this further. I look forward to hearing from you.

Yours sincerely,

/s/ DOROS PLATIKA, M.D.

President and CEO